Exhibit 16


February 20, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

We have read Item 4 of Form 8-K dated February 20, 2002, of Harvey Electronics, Inc., and are in agreement with the statements contained in paragraphs
(a)(1)(i), (ii), (iv) and (v) on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


Very truly yours,



/s/ Ernst & Young LLP